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                                                                EXHIBIT 23(a)(2)


                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference of our reports dated February 20, 1998 relating to the financial statements of Coronado Center, Ltd., Eastdale Center, Ltd., Mesquite Center, Ltd., and Tempe Valley Plaza, Ltd. included in Weingarten Realty Investors' Current Report (Form 8-K) filed with the Securities and Exchange Commission on April 24, 1998, in this Registration Statement (Form S-3) and related Prospectus of Weingarten Realty Investors for the registration of $400,000,000 debt securities, preferred shares, common shares and securities warrants.


/s/ Ernst & Young LLP
Houston, Texas
April 28, 1998